Exhibit 12

AMERADA HESS CORPORATION
Ratio of Earnings to Fixed Charges
(in thousands)

	Nine Months
	Ended	Years Ended December 31,
	September 30,
	2003	2002		2001	2000	1999	1998	1997	1996
Earnings
Pre-tax consolidated income (loss) from continuing operations	$679,917	$(64,893)		$1,318,176	$1,507,585	$631,000	$(537,000)	$32,000	$916,000
Fixed charges (excluding capitalized interest)	262,082	302,840		238,866	203,950	195,713	192,838	182,632	209,517
Amortization of capitalized interest	13,934	16,680		16,335	18,310	19,362	19,189	22,821	27,099
Minority interest in consolidated subsidiary with fixed charges	33,243	7,218		77,394	42,479	34,917	5,117	5,141	–
Less: earnings of equity investees	(127,858)	41,576		(52,008)	(128,315)	(9,074)	29,844	(31,525)	(25,084)
Distributed earnings of equity investees	7,100	5,000		–	9,715	16,176	3,586	2,086	2,086

Total earnings (deficit)	$868,418	$308,421		$1,598,763	$1,653,724	$888,094	$(286,426)	$213,155	$1,129,618

Fixed Charges
Interest expensed	$223,721	$255,567		$194,202	$162,467	$158,222	$152,934	$136,149	$165,501
Interest capitalized	30,923	100,916		44,043	2,989	15,754	23,559	10,284	–

Total interest incurred (including amortization of debt discount)	254,644	356,483		238,245	165,456	173,976	176,493	146,433	165,501
Portion of rent expense representative of interest (a)	38,361	47,273		44,664	41,483	37,491	39,904	46,483	44,016

Total fixed charges	$293,005	$403,756		$282,909	$206,939	$211,467	$216,397	$192,916	$209,517

Ratio of earnings to fixed charges	3.0	(b	)	5.7	8.0	4.2	(b )	1.1	5.4

(a)	–	Represents management’s estimate of the interest portion of rent expense.
(b)	–
In 2002, fixed charges of $403,756 and earnings of $308,421 resulted in a deficiency of $95,335 in the ratio of earnings to fixed charges. In 1998, fixed charges of $216,397 combined with a deficit of $286,426 result in a deficiency of $502,823 in the ratio of earnings to fixed charges.

AMERADA HESS CORPORATION
Ratio of Earnings to Combined Fixed Charges and Preference Dividends
(in thousands)

	Nine Months
	Ended	Years Ended December 31,
	September
	30, 2003	2002		2001	2000	1999	1998	1997	1996
Earnings
Pre-tax consolidated income (loss) from continuing operations	$679,917	$(64,893)		$1,318,176	$1,507,585	$631,000	$(537,000)	$32,000	$916,000
Fixed charges (excluding capitalized interest)	262,082	302,840		238,866	203,950	195,713	192,838	182,632	209,517
Amortization of capitalized interest	13,934	16,680		16,335	18,310	19,362	19,189	22,821	27,099
Minority interest in consolidated subsidiary with fixed charges	33,243	7,218		77,394	42,479	34,917	5,117	5,141	–
Less: earnings of equity investees	(127,858)	41,576		(52,008)	(128,315)	(9,074)	29,844	(31,525)	(25,084)
Distributed earnings of equity investees	7,100	5,000		–	9,715	16,176	3,586	2,086	2,086

Total earnings (deficit)	$868,418	$308,421		$1,598,763	$1,653,724	$888,094	$(286,426)	$213,155	$1,129,618

Fixed Charges
Interest expensed	$223,721	$255,567		$194,202	$162,467	$158,222	$152,934	$136,149	$165,501
Interest capitalized	30,923	100,916		44,043	2,989	15,754	23,559	10,284	–

Total interest incurred (including amortization of debt discount)	254,644	356,483		238,245	165,456	173,976	176,493	146,433	165,501
Preference security dividend requirements	566	754		754	348	–	–	–	–
Portion of rent expense representative of interest (a)	38,361	47,273		44,664	41,483	37,491	39,904	46,483	44,016

Total fixed charges	$293,571	$404,510		$283,663	$207,287	$211,467	$216,397	$192,916	$209,517

Ratio of earnings to fixed charges	3.0	(b	)	5.6	8.0	4.2	(b )	1.1	5.4

(a)	–	Represents management’s estimate of the interest portion of rent expense.
(b)	–
In 2002, fixed charges of $404,510 and earnings of $308,421 resulted in a deficiency of $96,089 in the ratio of earnings to fixed charges. In 1998, fixed charges of $216,397 combined with a deficit of $286,426 result in a deficiency of $502,823 in the ratio of earnings to fixed charges.

     For purposes of these ratio calculations, earnings are defined as the sum of:

(1)	Pre-tax consolidated income (loss) from continuing operations, reduced by earnings of equity investees.

(2)	Fixed charges (as defined below). Fixed charges are reduced by interest capitalized during the period.

(3)	Amortization expense related to capitalized interest.

(4)	Distributed earnings of equity investees.

(5)	Minority interest in a consolidated subsidiary with fixed charges.

     For the ratio of earnings to fixed charges, fixed charges are defined as the sum of:

(1)	All interest, whether expensed or capitalized.

(2)	Amortization of debt issue costs and discount or premium relating to any indebtedness.

(3)	Estimated interest portion of rental expense.

     For the ratio of earnings to combined fixed charges and preference dividends, earnings do not change and fixed charges are as defined above plus our preferred stock dividend requirements.